UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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☐	Definitive Proxy Statement

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AMYLIN PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Eastbourne Capital Management, L.L.C.

Black Bear Fund I, L.P.

Black Bear Fund II, L.L.C.

Black Bear Offshore Master Fund, L.P.

Richard J. Barry

M. Kathleen Behrens

Charles M. Fleischman

Jay Sherwood

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AMYLIN PHARMACEUTICALS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

May 27, 2009

PROXY SUPPLEMENT OF EASTBOURNE CAPITAL MANAGEMENT, L.L.C. BLACK BEAR FUND I, L.P. BLACK BEAR FUND II, L.L.C. BLACK BEAR OFFSHORE MASTER FUND, L.P.

RICHARD J. BARRY

M. KATHLEEN BEHRENS

CHARLES M. FLEISCHMAN

JAY SHERWOOD

This document supplements the definitive proxy statement filed with the Securities and Exchange Commission on May 4, 2009 (the “Proxy Statement”) by Eastbourne Capital Management, L.L.C. and its affiliated investment funds, Black Bear Fund I, L.P., Black Bear Fund II, L.L.C., Black Bear Offshore Master Fund, L.P., Richard J. Barry, M. Kathleen Behrens, Charles M. Fleischman and Jay Sherwood relating to the 2009 annual meeting of stockholders of Amylin Pharmaceuticals, Inc., including any adjournments or postponements thereof and any meeting held in lieu thereof. Defined terms used in this document and not otherwise defined in this document have the meanings given to those terms in the Proxy Statement.

Eastbourne is providing the following additional information about one of our Nominees, M. Kathleen Behrens, that was inadvertently omitted from the Proxy Statement.

Dr. Behrens currently serves as a member of the board of directors of AVI BioPharma, Inc. (“AVI”), a leading RNA therapeutics company focused on the discovery and development of RNA–based drugs. Dr. Behrens was first appointed as a director of AVI on March 31, 2009. Dr. Behrens was nominated for appointment as an AVI director by Eastbourne Capital pursuant to an agreement between AVI and Eastbourne Capital in connection with Eastbourne’s participation in a financing by AVI in January 2009. Eastbourne is currently the beneficial owner of approximately 8.3% of the common stock of AVI.

Complete biographical information about our Nominees, as supplemented above, will be mailed to stockholders of Amylin in connection with our solicitation of proxies for use at the 2009 Annual Meeting and may be found on our website at http://viewourmaterial.com/eastbourne-amylin